Exhibit 99.1

Media Contact:	Jim Graham, 847-315-2925	http://news.walgreens.com
Investor Contacts:	Rick Hans, CFA, 847-315-2385	@WalgreensNews
	Ashish Kohli, CFA, 847-315-3810	facebook.com/Walgreens

FOR IMMEDIATE RELEASE

Walgreens February Sales Decrease 2.2 Percent

Excluding 2012 leap day, February sales increase 1.5 percent

DEERFIELD, Ill., March. 5, 2013 – Walgreens (NYSE: WAG) (Nasdaq: WAG) had February sales of $5.75 billion, a decrease of 2.2 percent from $5.88 billion for the same month in fiscal 2012. Last year’s total February sales benefited from one extra day because of the leap year. Excluding last February’s leap day, this year’s February sales increased 1.5 percent. Total front-end sales decreased 3.1 percent compared with the same month in fiscal 2012, and were flat when excluding last February’s leap day. All comparable store sales and comparable prescription figures below compare the first 28 days in February 2012 to the 28 days in February 2013.

Comparable store front-end sales decreased 1.4 percent, while customer traffic in comparable stores decreased 4.9 percent and basket size increased 3.5 percent.

Prescriptions filled at comparable stores increased by 6.5 percent in February. Prescriptions filled at comparable stores were positively impacted by 0.1 percentage point due to the higher incidence of flu in this year’s February. Flu shots had no impact on comparable store sales. The company said the percentage of former Express Scripts customers returning to its pharmacies continued to increase in February on a flu-adjusted basis.

February pharmacy sales decreased by 2.1 percent, but increased 2.0 percent when excluding last February’s leap day. Comparable store pharmacy sales were flat and were negatively impacted by 6.0 percentage points due to generic drug introductions in the last 12 months. Pharmacy sales accounted for 61.9 percent of total sales for the month.

Flu shots administered at pharmacies and clinics season-to-date were nearly 7.0 million versus 5.5 million last year.

Sales in comparable stores decreased by 0.6 percent in February. Generic drug introductions in the last 12 months negatively impacted total comparable sales by 3.7 percentage points.

Registrations for Walgreens Balance® Rewards loyalty program, which launched in September, totaled nearly 60 million through February.

Total sales for the second quarter of fiscal 2013 were $18.63 billion, down 0.1 percent from $18.65 billion in the second quarter of fiscal 2012. Fiscal 2013 year-to-date sales for the first six months were $35.95 billion, down 2.3 percent from $36.81 billion in the first six months of fiscal 2012.

Calendar year-to-date sales were $11.91 billion, an increase of 2.2 percent from $11.66 billion in 2012.

Walgreens opened 11 stores during February, including five relocations, and closed one.

On Feb. 28, Walgreens operated 8,539 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. That includes 8,071 drugstores, 231 more than a year ago, including 102 net stores acquired over the last 12 months. The company also operates infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

February Comparable Sales and Prescriptions Filled

	28-Day Reported	Leap Day Impact	28-day TY vs. 29-day LY	Generics Impact	Cough, Cold, Flu Impact	Flu Shot Impact
Total Comp Sales	-0.6%	-3.7%	-4.3%	-3.7%	0.0%	0.0%
Comp Front End	-1.4%	-3.1%	-4.5%	—	—	—
Comp Rx Sales	0.0%	-4.1%	-4.1%	-6.0%	0.0%	0.0%
Comp Rx Scripts	6.5%*	-4.1%	2.4%	—	0.1%	0.0%

*	Includes +1.8 percentage points from patients filling more 90-day prescriptions

Please note: Sales numbers and the adjustments shown in the table are preliminary, unaudited and subject to revision. Comparable stores are defined as those drugstore locations open for at least 12 consecutive months without closure for seven or more consecutive days and without a major remodel or a natural disaster in the past 12 months. Acquired operating locations and relocations are not included as comparable stores for the first 12 months after the acquisition or relocation.

Cautionary Note Regarding Forward-Looking Statements: Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast, “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

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